Exhibit 4

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made as of March 30, 2020 by and among (i) Meten EdtechX Education Group Ltd., a Cayman Islands company, (including any successor entity thereto, “Holdco”), and (iii) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement shall have the meaning ascribed to such term in the Merger Agreement (as defined below). Each of Holdco and Holder shall be referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

WHEREAS, on December 12, 2019, Holdco, EdtechX Holdings Acquisition Corp., a Delaware corporation (“EdtechX”), Meten Education Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“EdtechX Merger Sub”), Meten Education Group Ltd., a Cayman Islands exempted company and wholly owned subsidiary of Holdco (“Meten Merger Sub”), and Meten International Education Group, a Cayman Islands exempted company (“Company”), entered into that certain Merger Agreement (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which (i) Meten Merger Sub will merge with and into the Company, with the Company being the surviving entity of such merger (the “Meten Merger”); and (ii) EdtechX Merger Sub will merge with and into EdtechX, with EdtechX being the surviving entity of the merger (the “EdtechX Merger” and together with the Meten Merger, the “Mergers”) and becoming a wholly-owned subsidiary of Holdco, and as a result of which, (a) all of the issued and outstanding shares of the Company (the “Company Shares”), immediately prior to the consummation of the Meten Merger (the “Closing”), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the Meten Merger Consideration in accordance with the terms and conditions of the Merger Agreement, and (ii) each outstanding Company option shall be assumed by Holdco and automatically converted into an option exercisable into Holdco Shares (as equitably adjusted), all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable laws;

WHEREAS, immediately prior to the Closing, Holder is a holder of Company Shares in such amounts as set forth underneath Holder’s name on the signature page hereto, and Holder is a Founder Shareholder as defined in the Merger Agreement; and

WHEREAS, pursuant to the Merger Agreement, and in view of the valuable consideration to be received by Holder thereunder, including the rights under the Registration Rights Agreement by and among Holdco, Holder and the other holders of the Company’s securities immediately prior to the Closing that are named therein, that is to be entered into on or about the date hereof in connection with the Merger Agreement (the “Registration Rights Agreement”), Holdco, and Holder desire to enter into this Agreement, pursuant to which the Holdco Shares to be received under the Merger Agreement as Meten Merger Consideration (including any Contingent Shares, if issued prior to the end of such period) received by Holder in the Merger (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, to the extent and when they are subject to the restrictions hereunder, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.	Lock-Up Provisions.

(a) Holder hereby agrees not to, during the period commencing from the Closing and ending (i) with respect to 50% of the Restricted Securities, on the earlier of the date that is six months after the Closing Date and the date on which the closing price of the Holdco Shares equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period after Closing and (ii) with respect to the remaining 50% of the Restricted Securities, on the one year anniversary of the Closing Date, or earlier, in either case, if, subsequent to the Closing, Holdco consummates a liquidation, merger, stock exchange or other similar transaction which results in all holders of Holdco Shares ceasing to hold more than fifty percent (50%) of the then outstanding Holdco Shares or having the right to exchange their Holdco Shares for cash or freely tradable securities (the “Lock-Up Period”): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii), or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii), or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to (a) transactions relating to the securities of the Holdco acquired in open market transactions after the Closing, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of securities acquired in such open market transactions, (b) transfers of the Restricted Securities as a bona fide gift or through will or intestacy, (c) distributions of Restricted Securities to limited partners or stockholders of such Holder; provided that in the case of any transfer or distribution pursuant to clause (b) or (c), (i) each donee or distributee shall sign and deliver to the Holdco a lock-up agreement substantially in the form of this Agreement; and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of securities of the Holdco, shall be required or shall be voluntarily made during the Lock-up Period, (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of the Restricted Securities, provided that such plan does not provide for the transfer of the Restricted Securities during the Lock-up Period and to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Holdco regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of the Restricted Securities may be made under such plan during the Lock-up Period, (e) the exercise of any of such Holder’s rights to acquire securities of the Holdco issued pursuant to any share option or similar equity incentive or compensation plan of the Holdco for the issuance of share options or equity grants, provided that, in each ease, such plan is in effect as of the date of and disclosed in the final registration statement relating to the Business Combination (the “Registration Statement”), (f) transfer of Restricted Securities to any trust for the direct or indirect benefit of such Holder, the immediate family of such Holder or any entity beneficially owned and controlled by such Holder, provided that (i) the trustee of the trust of the transferred agrees to be bound in writing by the restrictions set forth herein, (ii) any such transfer shall not involve a disposition for value and (iii) no filing under the Exchange Act, reporting a reduction or increase in beneficial ownership of any securities of the Holdco, shall be required or shall be voluntarily made during the Restricted Period, (g) any securities that are used for the primary purpose of satisfying any tax or other governmental withholding obligation, through cashless surrender or otherwise, or in connection with tax or other obligations as a result of testate succession or intestate distribution, (h) any pledge of Restricted Securities pursuant to a margin account or as security for debt financing of such Holder so long as no foreclosure will occur during the Restricted Period, and (i) transfer of Restricted Securities among the Founder Shareholders and their respective affiliates (as defined in the Merger Agreement), provided, however, that (i) the transferee shall sign and deliver to the Holdco a lock-up agreement substantially in the form of this Agreement pursuant to which such transferred Restricted Securities shall be subject to the same restrictions hereunder; and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of securities of the Holdco, shall be required or shall be voluntarily made during the Lock-up Period. Such Holder hereby also agrees and consents to the entry of stop transfer instructions with the Holdco’s transfer agent and registrar against the transfer of such Holder’s Restricted Securities unless such transfer is in compliance with the foregoing restrictions.

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Holdco shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Holdco may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and permitted transferees and assigns thereof) until the end of the Lock-Up Period.

(c) For the avoidance of any doubt, Holder shall retain all of its rights as a shareholder of Holdco during the Lock-Up Period, including the right to vote any Restricted Securities.

2.	Miscellaneous.

(a) Termination of Merger Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(b) Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the exhibits and schedules hereto (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties and any of their respective Affiliates with respect to the transactions contemplated hereby; and (b) are not intended to confer upon any other Person any rights or remedies hereunder. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement.

(c) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(d) Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section shall not be required to provide any bond or other security in connection with any such injunction.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

(f) Consent to Jurisdiction; WAIVER OF TRIAL BY JURY; Service of Process. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts of the State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and manner of service of process. Each Party hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each of the Parties to this Agreement hereby (i) consents to service of process in any Action among any of the Parties hereto relating to or arising in whole or in part under or in connection with this Agreement or the transactions contemplated hereby (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise) in any manner permitted by applicable law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 2(l), will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

(g) Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(h) Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

(i) Amendment. This Agreement may be amended by the Parties at any time only by execution of an instrument in writing signed on behalf of each of the Parties. The approval of this Agreement by the shareholders of any Party shall not restrict the ability of the board of directors of such Party to terminate this Agreement in accordance with this Agreement or to cause such Party to enter into an amendment to this Agreement pursuant to this Section.

(j) Waiver. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

(k) Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an exhibit or schedule, such reference shall be to an exhibit or schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. References to a document or item of information having been “made available” will be deemed to include the posting of such document or item of information in an electronic data room accessible by EdtechX or any of its representatives.

(l) Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Holdco, to:

Meten International Education Group
3rd Floor, Tower A, Tagen Knowledge & Innovation Center
2nd Shenyun West Road, Nanshan District
Shenzhen, Guangdong Province 518045
The People’s Republic of China
Attention: Yupeng Guo
Email: richard@meten.com

With copies to (which shall not constitute notice):

Luk & Partners

In association with Morgan, Lewis & Bockius

Suites 1902-09, 19th Floor

Edinburgh Tower, The Landmark

15 Queen’s Road Central

Hong Kong

Attention: Ning Zhang / Edwin Luk

Email: ning.zhang@morganlewis.com

/ edwin.luk@morganlewis.com

If to Holder, to: the address set forth under Holder’s name on the signature page hereto.

(m) Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(n) Counterparts; Facsimile.  This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holdco:

Meten EdtechX Education Group Ltd.

By:	/s/ Yupeng Guo
Name:	Yupeng Guo
Title:	Director

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

Name of Holder: JZ Education Investment Limited

By:	/s/ Jishuang Zhao
Name:	Jishuang Zhao
Title:	Director

Address for Notice: Address:

3rd Floor, Tower A,
Tagen Knowledge & Innovation Center, 2nd Shenyun West Road,
Nanshan District, Shenzhen, Guangdong Province 518045, the People’s Republic of China

Telephone No.: 0755-23963607

Email: jason@meten.com

[Signature Page to Lock-Up Agreement]